                                                               Exhibit 99(a)(ii)

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 11-K

              [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934  [FEE REQUIRED]

                  For the Fiscal Year Ended December 31, 2000

                                      OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215



                               JOHNSON & JOHNSON
                            RETIREMENT SAVINGS PLAN

                           (Full title of the Plan)


                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933

          (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.     Financial Statements and Exhibits


      Report of Independent Accountants

      Financial Statements:
        Statements of Net Assets Available for Benefits with
         Fund Information as of December 31, 2000 and 1999

        Statements of Changes in Net Assets Available for
         Benefits with Fund Information for the Years Ended
         December 31, 2000 and 1999

      Notes to Financial Statements

      Supplemental Schedules:
        Form 5500 Schedule H -- Part IV -- 4I - Schedule of Assets
         (Held at End of Year) at December 31, 2000

        Form 5500 Schedule H -- Part IV -- 4J - Schedule of
         Reportable Transactions for the Year Ended December 31, 2000


Consent of PricewaterhouseCoopers LLP, dated June 25, 2001


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN




                                    By: /s/ R. J. Darretta
                                        ----------------------------
                                          R. J. Darretta
                                          Chairman, Pension Committee
June 25, 2001

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN


                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                          As of and for the years ended
                           December 31, 2000 and 1999

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN

                                      INDEX


Report of Independent Accountants                                          2

Financial Statements:
         Statements of Net Assets Available for Benefits with
         Fund Information as of December 31, 2000 and 1999                 3

         Statements of Changes in Net Assets Available for
         Benefits with Fund Information for the Years Ended
         December 31, 2000 and 1999                                        4

Notes to Financial Statements                                              5-10

Supplemental Schedules:
         Form 5500 Schedule H - Part IV- 4I - Schedule of Assets
         (Held at End of Year) at December 31, 2000                        11

         Form 5500 Schedule H - Part IV - 4J - Schedule of
Reportable Transactions for the Year Ended December 31, 2000               12

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Retirement Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes and schedule of reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


June 15, 2001

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
      STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                        As of December 31, 2000 and 1999



                                                                             PARTICIPANT DIRECTED
                                               -----------------------------------------------------------------------
                                                                               2000
                                               -----------------------------------------------------------------------
                                                 Short-Term            J&J                                   Total
                                               Investment Fund      Stock Fund          Equity Fund       Savings Plan
                                               ---------------      ----------         -----------       -------------
ASSETS:
Investments at Fair Value (Notes 2 and 5)        $ 4,445,742        $84,576,085        $ 5,778,407        $94,800,234
                                                 -----------        -----------        -----------        -----------
Total Assets                                       4,445,742         84,576,085          5,778,407         94,800,234
                                                 -----------        -----------        -----------        -----------

LIABILITIES:

Accrued Expenses                                          --                 --                 --                 --
                                                 -----------        -----------        -----------        -----------
Net Assets Available for Benefits                $ 4,445,742        $84,576,085        $ 5,778,407        $94,800,234
                                                 ===========        ===========        ===========        ===========



                                                                          PARTICIPANT DIRECTED
                                                 ---------------------------------------------------------------------
                                                                                  1999
                                                 ---------------------------------------------------------------------
                                                      Short-Term       J&J                                Total
                                                  Investment Fund    Stock Fund         Equity Fund      Savings Plan
                                                  ---------------    ----------        -------------    ------------
ASSETS:
Investments at Fair Value (Notes 2 and 5)         $ 4,323,235        $71,651,424        $ 5,314,379        $81,289,038
                                                  -----------        -----------        -----------        -----------
Total Assets                                        4,323,235         71,651,424          5,314,379         81,289,038
                                                  -----------        -----------        -----------        -----------

LIABILITIES:

Accrued Expenses                                        1,703             26,855              1,999             30,557
                                                  -----------        -----------        -----------        -----------
Net Assets Available for Benefits                 $ 4,321,532        $71,624,569        $ 5,312,380        $81,258,481
                                                  ===========        ===========        ===========        ===========

                        See Notes to Financial Statements

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             with FUND INFORMATION
                 For The Years Ended December 31, 2000 and 1999

                                                                                  PARTICIPANT DIRECTED
                                                         -------------------------------------------------------------------
                                                                                        2000
                                                         ------------------------------------------------------------------
                                                           Short-Term         J&J                               Total
                                                         Investment Fund   Stock Fund         Equity Fund      Savings Plan
                                                         ---------------   ----------        -------------     ------------
Employee Contributions (Note 3)                          $    499,726      $  6,395,140      $    704,313      $  7,599,179

Employer Contributions (Note 3)                                 6,573         3,298,161               319         3,305,053

Interest                                                      105,460            30,687                             136,147

Dividends                                                     162,718           993,168           452,283         1,608,169
                                                         ------------      ------------      ------------      ------------
                                                              774,477        10,717,156         1,156,915        12,648,548

Additions to (Deductions from) Net Assets:

Payments to Participants (Note 4)                            (638,240)      (10,252,939)         (560,905)      (11,452,084)

Change in Unrealized Net
Appreciation (Depreciation)  of Investments                                  10,124,764          (359,101)        9,765,663

Realized Net Gain on Sale of Investments                                      2,711,707           108,578         2,820,285

Administrative Expenses                                       (13,027)         (211,172)          (16,460)         (240,659)

Assets Transferred (Note 2)                                     1,000          (138,000)          137,000
                                                         ------------      ------------      ------------      ------------

Net Increase (Decrease)                                       124,210        12,951,516           466,027        13,541,753

Net Assets Available for Benefits, Beginning of Year        4,321,532        71,624,569         5,312,380        81,258,481
                                                         ------------      ------------      ------------      ------------

Net Assets Available for Benefits, End of Year           $  4,445,742      $ 84,576,085      $  5,778,407      $ 94,800,234
                                                         ============      ============      ============      ============


                                                                               PARTICIPANT DIRECTED
                                                          -------------------------------------------------------------------
                                                                                       1999
                                                          -------------------------------------------------------------------
                                                             Short-Term         J&J                                Total
                                                          Investment Fund     Stock Fund       Equity Fund       Savings Plan
                                                          ---------------    ------------       -----------       ------------
Employee Contributions (Note 3)                            $    656,872      $  5,940,740      $    740,056      $  7,337,668

Employer Contributions (Note 3)                                  11,511         3,399,925               684         3,412,120

Interest                                                                           34,233                              34,233

Dividends                                                       216,639           858,399           533,275         1,608,313
                                                           ------------      ------------      ------------      ------------
                                                                885,022        10,233,297         1,274,015        12,392,334

Additions to (Deductions from) Net Assets:

Payments to Participants (Note 4)                              (639,181)       (9,704,709)         (513,280)      (10,857,170)

Change in Unrealized Net
Appreciation (Depreciation)  of Investments                                       752,584            41,134           793,718

Realized Net Gain on Sale of Investments                                        3,265,396           198,147         3,463,543

Administrative Expenses                                         (17,970)         (288,461)          (20,220)         (326,651)

Assets Transferred (Note 2)                                    (294,500)          589,000          (294,500)
                                                           ------------      ------------      ------------      ------------

Net Increase (Decrease)                                         (66,629)        4,847,107           685,296         5,465,774

Net Assets Available for Benefits, Beginning of Year          4,388,161        66,777,462         4,627,084        75,792,707
                                                           ------------      ------------      ------------      ------------

Net Assets Available for Benefits, End of Year             $  4,321,532      $ 71,624,569      $  5,312,380      $ 81,258,481
                                                           ============      ============      ============      ============

                        See Notes to Financial Statements

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.       Organization:


         The Johnson & Johnson Retirement Savings Plan (the "Plan") is a defined contribution plan which was established on March 1, 1990 for eligible employees of certain subsidiaries of Johnson & Johnson ("J&J" or the "Company") located in Puerto Rico which have adopted the Plan. The Plan was designed to provide eligible employees with an opportunity to strengthen their financial security at retirement by providing an incentive to save and invest regularly. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained and transactions therein are executed by the trustee, Banco Popular de Puerto Rico.

2.       Summary of Significant Accounting Policies:


         Valuation of Investments:

         Equity investments in the Johnson & Johnson Stock Fund, administered by Banco Popular de Puerto Rico, are valued at the closing market price on the last business day of the year. Equity investments in the Equity Fund, managed by the Capital Research and Management Company, represent shares of a registered investment company and are valued at the quoted market price which represents the net asset value of shares held by the Plan at year-end.

         The cost of equity investments in the Johnson & Johnson Stock Fund is recorded at the average market price of the stock transactions for the month during which the contribution is made. Units in the Equity Fund are purchased throughout the month at the prevailing quoted market price on those dates.

         Deposits in short-term investments in the Short-Term Investment Fund are principally purchases of shares of the Prime Portfolio of Vanguard Money Market Reserves, Inc. The Portfolio invests in securities which mature in less than one year. The value of this portfolio is the market value on the last business day of the year.

         Temporary cash investments are stated at redemption value which approximates fair value.

         Transfers:

         Transfers among funds, which are made at the participant's election, have been presented as assets transferred in the Statement of Changes in Net Assets Available for Benefits with Fund Information.

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.       Summary of Significant Accounting Policies (Continued):


         Use of Estimates:

         The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         Risks and Uncertainties:

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits with Fund Information and the Statements of Changes in Net Assets Available for Benefits with Fund Information.

         Other:

         Interest and dividend income are recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method.

         All third party administrative expenses are paid by the Plan, except costs of entering new investment vehicles which are paid primarily by J&J.

3.       Contributions:

         Participating employees may contribute a minimum of 3% up to a maximum of 10% pre-tax and/or 1% to 10% post-tax of their base salary. Annual pre-tax contributions may not exceed $8,000 in 2000 or 1999 under Puerto Rico law. In 2000, the Company contributes to the Plan, out of current or accumulated profits, an amount equal to 75% of the employee's pre-tax contributions for the Plan year up to a maximum of 6% and in 1999, the company contributes to the Plan, out of current or accumulated profits, an amount equal to 66-2/3% of the employee's pre-tax contributions for the Plan year.

         Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Employee contributions are to be invested in any of the three investment funds at the direction of the participating employees. All Company contributions are made to the J&J Stock Fund, except for participants over the age of 50, who may choose the alternative investments.

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


4.       Participant Accounts and Benefits:


         All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant's earnings or account balance, as defined.

         Participants are allowed to withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


5. Investments held by the Plan as of December 31, 2000 and 1999 are summarized as follows:


                                                                            December 31, 2000
                                                                            -----------------
                                  Short-Term             Johnson & Johnson
                                Investment Fund             Stock Fund                Equity Fund                  Total
                                ---------------             ----------                -----------                  -----
                              Fair Value      Cost      Fair Value     Cost       Fair Value      Cost      Fair Value      Cost
                              ----------      ----      ----------     ----       ----------      ----      ----------      ----
Common Stocks:
        Johnson & Johnson                              $84,223,754  $39,057,448                            $84,223,754  $39,057,448
        Mutual Funds                                                             $ 5,778,407  $ 5,075,683    5,778,407    5,075,683

Temporary Cash
        Investments          $ 4,445,742  $ 4,445,742      352,331      352,331                              4,798,073    4,798,073
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                             $ 4,445,742  $ 4,445,742  $84,576,085  $39,409,779  $ 5,778,407  $ 5,075,683  $94,800,234  $48,931,204
                             ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


5.       Investments (Continued):

                                                                            December 31, 2000
                                                                            -----------------
                                  Short-Term             Johnson & Johnson
                                Investment Fund             Stock Fund                Equity Fund                  Total
                                ---------------             ----------                -----------                  -----
                              Fair Value      Cost      Fair Value     Cost       Fair Value      Cost      Fair Value      Cost
                              ----------      ----      ----------     ----       ----------      ----      ----------      ----
Common Stocks:
        Johnson & Johnson                              $70,955,588  $35,914,046                            $70,955,588  $35,914,046
        Mutual Funds                                                             $ 5,314,379  $ 4,252,553    5,314,379    4,252,553

Temporary Cash
        Investments          $ 4,323,235  $ 4,323,235      695,836      695,836                              5,019,071    5,019,071
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                             $ 4,323,235  $ 4,323,235  $71,651,424  $36,609,882  $ 5,314,379  $ 4,252,553  $81,289,038  $45,185,670
                             ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

6.       Tax Status:

         The Plan constitutes as a qualified plan under Section 165(a) of the Puerto Rico Income Tax Act of 1954 as amended, (the "ITA"), and the Plan and the related trust accounts are exempt from Puerto Rico income taxes under Section 165(a) and 165(e) of the ITA.

         The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Puerto Rico tax code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

7.       Termination Priorities:

         The Company has the right to terminate the Plan at any time and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

8.       Reconciliation of Financial Statements to Form 5500:

         The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                  December 31,
                                                             2000               1999
                                                         ------------       ------------
Net Assets Available for Benefits
Per the Financial Statements                             $ 94,800,234       $ 81,258,481
Amounts Allocated to Withdrawing Participants              (1,252,098)          (601,685)
                                                         ------------       ------------
Net Assets Available for Benefits Per the Form 5500      $ 93,548,136       $ 80,656,796
                                                         ============       ============

                                                                          Years Ended
                                                                          December 31,
                                                                    2000               1999
                                                                ------------       ------------
Benefits Paid to Participants Per the Financial Statements      $ 11,452,084       $ 10,857,170
Add: Amounts Allocated to Withdrawing Participants at
        December 31, 2000 and 1999                                 1,252,098            601,685
Less: Amounts Allocated to Withdrawing Participants
        at December 31, 1999 and 1998                               (601,685)          (542,913)
                                                                ------------       ------------
Benefits Paid to Participants Per the Form 5500                 $ 12,102,497       $ 10,915,942
                                                                ============       ============

         Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 and 1999 but not yet paid as of that date.

9.       Subsequent Events:

         On April 26, 2001, the Company announced a two-for-one stock split to holders of record on May 22, 2001 and effective on June 12, 2001. However, all share information in these financial statements have been adjusted to reflect the two-for-one stock split effective June 12, 2001.

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                       FORM 5500 SCHEDULE H - PART IV- 4I
                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                              AT DECEMBER 31, 2000


FACE AMOUNT
OR SHARES                         ISSUES                                COST          FAIR VALUE
---------                         ------                             -----------      ----------
                                 J&J STOCK FUND

                      Common Stock


1,603,300 shs.        Johnson & Johnson                              $39,057,448      $84,223,754

                      Temporary Investments

$352,331              U.S. Treasury Obligations                          352,331          352,331
                                                                     -----------      -----------

                      Total J&J Stock Fund                           $39,409,779      $84,576,085
                                                                     ===========      ===========


                           SHORT-TERM INVESTMENT FUND

                      Money Market funds
                      Vanguard Money Market
                      Reserves Prime
$4,445,742            Portfolio                                      $ 4,445,742      $ 4,445,742
                                                                     ===========      ===========


                                   EQUITY FUND

                      Mutual Funds

186,040.143 shs.      Investment Company of America                  $ 5,075,683      $ 5,778,407
                                                                     ===========      ===========

                    JOHNSON & JOHNSON RETIREMENT SAVINGS PLAN
                       FORM 5500 SCHEDULE H - PART IV- 4J
                       SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                   DISPOSED                                  ACQUIRED
                             --------------------------------------------------       -----------------------
SECURITY/PARTY                                                           GAIN/
DESCRIPTION                  SALES         COSTS       PROCEEDS          (LOSS)       PURCHASES       COSTS
                             -----         -----       --------          ------       ---------     ---------
                              (# of Transactions)                                     (# of Transactions)
SERIES OF TRANSACTIONS:

Johnson & Johnson
Common Stock                     5        $ 414,203    $ 759,582         345,379         10         $1,558,703

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-32875) of Johnson & Johnson of our report dated June 15, 2001 relating to the financial statements and financial statement schedules of the Johnson & Johnson Retirement Savings Plan, which appears in this Form 11-K.




PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 25, 2001